Exhibit 10.2

RESTRICTED STOCK UNIT
AWARD AGREEMENT

Pursuant to Section 9 of the 2024 Omnibus Incentive Plan (the “Plan”) of Radius Recycling, Inc., an Oregon corporation (the “Company”), on November 8, 2024 (the “Date of Grant”) the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) authorized and granted to ________________ (the “Recipient”) an award of restricted stock units with respect to the Company’s Class A Common Stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement.

1. Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan ______________ restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.

(a) Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU. The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b) Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. The Vesting Reference Date of this Award is October 31, 2024. Subject to Sections 1(c), (d), (e), (f) and (m), the RSUs shall vest in equal installments as follows:

% of RSUs Vested

Prior to November 30, 2025 0%

November 30, 2025 20%

Second anniversary of the Vesting Reference Date 40%

Third anniversary of the Vesting Reference Date 60%

Fourth anniversary of the Vesting Reference Date 80%

Fifth anniversary of the Vesting Reference Date 100%

(c) Acceleration on Death or Disability; Continuation on Retirement.

(i)
If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s death (which for purposes of this Section 1(c)(i) includes Recipient’s death after a retirement covered in Section 1(c)(iii)) or disability, all outstanding but unvested RSUs shall become immediately vested. The term “disability” means a medically determinable physical or mental condition of the Recipient resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of the Recipient’s life and which renders the Recipient incapable of performing the job assigned to the Recipient by the Company or any substantially equivalent replacement job.

(ii)
If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s retirement before the two (2) year anniversary of the Vesting Reference Date, then notwithstanding any provision in any employment agreement to the contrary, the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(iii)
If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s retirement, provided that the effective date of such retirement is on or after the two (2) year anniversary of the Vesting Reference Date, then, subject to Section 1(m), the Award will remain outstanding for the remainder of the vesting period and will continue to vest for Plan purposes in accordance with the terms of this Agreement as though the Recipient were still employed and will be payable at the times and in the form specified in Section 1(i) of this Agreement.

(iv)
For purposes of this Agreement, the term “retirement” shall mean (x) normal retirement after reaching age 65, (y) early retirement after reaching age 55 and completing 10 years of service, or (z) early retirement after completing 30 years of service without regard to age.

(d) Certain Transactions. Notwithstanding any provision in this Agreement (but subject to the last sentence of this Section 1(d)), in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Committee may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this Award of RSUs:

(i) the Award shall remain in effect in accordance with its terms;

(ii) all or a portion of the RSUs shall, to the extent then still subject to the vesting restrictions, be released from the vesting restrictions in connection with the closing of the applicable transaction; or

(iii) the RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction. Unless otherwise determined by the Company, by action of the Committee, the converted restricted stock units or restricted stock shall continue to be subject to the forfeiture provisions applicable to the RSUs at the time of the applicable transaction.

Notwithstanding the foregoing provisions of this Section 1(d) to the contrary, no such alternative shall occur with respect to the RSUs to the extent that, if it did, a 20% tax would be imposed under Section 409A of the Internal Revenue Code on the Recipient.

(e) Special Acceleration in Certain Events. Notwithstanding any other provision in this Agreement, upon a change in control of the Company, all outstanding but unvested RSUs shall become immediately vested. The term “change in control of the Company” means the occurrence of any of the following events:

(i) The consummation of:

(A) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(ii) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii) Any person shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing 20% or more of the combined voting power of the then outstanding Voting Securities. For purposes of this Section 1(e), the term “person” means and includes any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company.

Notwithstanding anything in this Section 1(e) to the contrary, unless otherwise determined by the Board of Directors of the Company, no change in control of the Company shall be deemed to have occurred for purposes of this Agreement if (1) the Recipient acquires (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a change in control of the Company otherwise described under subparagraph (i) of this Section 1(e), or (2) the Recipient is part of a group that constitutes a person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control of the Company under subparagraph (iii) of this Section 1(e).

(f) Forfeiture of RSUs on Termination of Service. In addition to the provisions for forfeiture of RSUs as set forth in Section 1(c)(ii) and Section 1(m)(i) of this Agreement, if the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company under circumstances where the RSUs both (x) have not previously vested, and (y) do not become vested pursuant to Section 1(c)(i), 1(d), or 1(e) or continue to vest pursuant to Section 1(c)(iii), the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(g) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(h) No Voting Rights; Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the Common Stock has been issued. The Company shall accrue and pay to the Recipient on the vesting of the RSUs an amount in cash equal to dividends that would have been paid on the Common Stock underlying the RSUs after the date of the issuance of the RSUs. No interest shall be paid by the Company on accrued amounts.

(i) Delivery Date for the Shares Underlying the RSUs. As soon as practicable, but in no event later than thirty days, following a date on which any RSUs vest, the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form; provided, however, that if accelerated vesting of the RSU occurs pursuant to Section 1(c)(i) by reason of the Recipient’s disability, the date of issuance of the shares underlying the RSUs shall be delayed until the date that is six months after the date of the Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code); provided further, however, that if accelerated vesting of the RSUs occurs pursuant to Section 1(d) or 1(e), the date of issuance of the shares underlying the RSUs shall occur as soon as practicable, but in no event later than thirty days, following the earliest to occur of (1) the Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code (but subject to the immediately preceding proviso and provided that if such separation of service occurs by reason of the Recipient’s retirement, the date of issuance of the shares underlying the RSUs pursuant to this clause (1) shall be delayed until the date that is six months after the date of the Recipient’s separation from service)), (2) the Recipient’s death or (3) a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(j) Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. The Recipient acknowledges that, except as provided below, on each date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Value (as defined below) on that date of the shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the shares otherwise issuable the number of shares having a Value equal to the minimum withholding amount. For purposes of this Section 1(j), the “Value” of a share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company. The Recipient acknowledges that under current tax law, the Company is required to withhold FICA taxes with respect to the RSUs at the earlier of (i) the issuance of shares underlying the RSUs or (ii) the date that the Recipient becomes eligible for retirement following the expiration of the two (2) year forfeiture period provided in Section 1(c)(ii) (or the date of the two (2) year anniversary of the Vesting Reference Date if the Recipient is eligible for retirement at the expiration of the two (2) year forfeiture period provided in Section 1(c)(ii)). To satisfy the required minimum FICA withholding in the event that Recipient is eligible for retirement, the Recipient shall, immediately upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy applicable FICA withholding requirements. If the Recipient fails to pay the amount demanded, the Company or the Recipient’s employer may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law.

(k) Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

(l) Recoupment Policy. The Recipient acknowledges and agrees that the RSUs shall be subject to any applicable clawback or recoupment policy that the Company has in place from time to time, or as may be required by any applicable law.

(m) Non-Competition.

(i) If the Company determines that Recipient has engaged in an action prohibited by Section 1(m)(ii) below, then:

(1) the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock; and

(2) if shares of Common Stock underlying the RSUs were issued to Recipient upon vesting in accordance with Section 1(i), and the Company’s determination of a violation occurs on or before the first anniversary of such vesting, Recipient shall repay to the Company (a) the number of shares of Common Stock issued to Recipient under this Agreement for such vesting (the “Forfeited Shares”), plus (b) the amount of cash equal to the withholding taxes paid by withholding shares of Common Stock from Recipient as provided in Section 1(j). If any Forfeited Shares are sold by Recipient prior to the Company’s demand for repayment, Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The Company may, in its sole discretion, reduce the amount to be repaid by Recipient to take into account the tax consequences of such repayment for Recipient.

(ii) The consequences described in Section 1(m)(i) shall apply if during Recipient’s employment with the Company, or at any time during the period of one year following termination of such employment or during the remainder of the vesting period in the event RSUs continue to vest pursuant to Section 1(c)(iii), Recipient, directly or indirectly, owns, manages, controls, or participates in the ownership, management or control of, or is employed by, consults for, or is connected in any manner with:

(1) any business that (a) is engaged in the steel manufacturing business, (b) produces any of the same steel products as Cascade Steel Rolling Mills, Inc. (“Cascade Steel”) and (c) competes with Cascade Steel for sales to customers in California, Oregon, Washington, Nevada, British Columbia or Alberta; or

(2) any business that (a) is engaged in the metals recycling business or the self-service used auto parts business, and (b) operates a metal recycling collection or processing facility or a self-service used auto parts store within 250 miles of any of the Company’s facilities or stores.

(iii) Exceptions/Modifications for Certain Jurisdictions. If the Recipient primarily resides and/or primarily provides service in one of the jurisdictions included in Exhibit A attached hereto, to the extent required by applicable law, the provisions contained therein shall govern and control for purposes of this Section 1(m). The Recipient (i) is advised to consult with an attorney regarding the terms and conditions of the Agreement (including the terms of the restrictive covenants within this Section 1(m) and Exhibit A attached hereto) before signing it and (ii) acknowledges the receipt of such Company advice and has had the opportunity to seek counsel.

2. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof.

(b) Interpretation of the Plan and the Agreement. The Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive.

(c) Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d) Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e) Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(f) Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

RADIUS RECYCLING, INC.

By:
Authorized Officer

EXHIBIT A

State Restrictive Covenant Supplement

Capitalized terms used but not defined herein shall have the meanings set forth in the Radius Recycling, Inc. Restricted Stock Unit Award Agreement to which this Exhibit A is attached (the “Award Agreement”).

CALIFORNIA

If the Recipient is primarily a resident of, or primarily provides services in, California on (i) the Date of Grant or (ii) the date of the Recipient’s termination of employment with the Company (the “Termination Date”):

(a)
Section 1(m)(ii) of the Award Agreement shall not apply following the Termination Date; and
(b)
Section 2(f) of the Award Agreement shall be amended to replace “Oregon” with “California.”

COLORADO

If the Recipient is primarily a resident of, or primarily provides services in, Colorado on (i) the Date of Grant or (ii) the Termination Date:

(c)
Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date unless the Recipient earns, as of the Date of Grant and the date on which enforcement is sought, an amount of annualized cash compensation equivalent to or greater than $123,750 (which is the threshold amount for 2024 and represents 100% of Colorado’s “threshold amount for highly compensated workers,” which is subject to annual adjustments pursuant to Colorado law); and
(d)
The Recipient acknowledges that the Recipient was provided a separate notice of the terms of the above-referenced restrictions (1) if the Recipient is a prospective service provider, before the Recipient accepted the Company’s offer of employment or other service relationship or (2) if the Recipient is a current service provider, at least 14 days before the earlier of (A) the effective date of the restrictive covenants contained within the Award Agreement or (B) the Date of Grant. A copy of the form of such notice is attached hereto as Annex 1 to this Exhibit A.

GEORGIA

If the Recipient is primarily a resident of, or primarily provides services in, Georgia on (i) the Date of Grant or (ii) the Termination Date, Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date unless the Recipient (1) customarily and regularly solicits customers or prospective customers for his or her employer; (2) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (3) has the authority to hire or fire other employees or particular weight is given to the Recipient’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (4) performs the duties of a “key employee” or professional.

A “key employee” is someone with “a high level of notoriety, fame, reputation, or public persona as the employer’s representative or spokesperson or has gained a high level of influence or credibility with the employer’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the business of the employer or a defined unit of the business of the employer. Such term also means an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the employer.”

ILLINOIS

If the Recipient is primarily a resident of, or primarily provides services in, Illinois on (i) the Date of Grant or (ii) the Termination Date:

(e)
Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date unless the Recipient’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $75,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $5,000 increments in each of 2027, 2032, and 2037, with $90,000 as the minimum threshold amount in 2037); and
(f)
The Recipient acknowledges that the Recipient has been provided with a copy of the Award Agreement and this Exhibit A at least fourteen (14) calendar days before the commencement of the Recipient’s employment or other services or that the Recipient has had a period of at least fourteen calendar (14) days to review and consider the terms and restrictions provided in the Award Agreement and this Exhibit A, which provided sufficient time and opportunity to consult with legal counsel of the Recipient’s choice relating to the Recipient’s entrance into the Award Agreement (including this Exhibit A) (which the Recipient is hereby advised to do), and the terms of the Award Agreement, including the restrictive covenants provided therein.

MASSACHUSETTS

If the Recipient is, and has been for at least 30 days immediately preceding the Termination Date, a resident of, or primarily providing services in, the Commonwealth of Massachusetts:

(g)
Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date, if the Recipient is terminated without Cause (as modified by this Massachusetts supplement);
(h)
The Company, at its discretion, including based on a determination by the Company, in its discretion, that additional consideration is required by Massachusetts law to render Section 1(m)(ii) of the Award Agreement enforceable, may elect to enforce such covenant by making garden leave payments to the Recipient during the 12-month period following the Termination Date (but for no more than 12 months following the Termination Date) at a rate of up to 50% of the highest annualized base salary or service fees, as applicable, paid to the Recipient by the Company within the 2-year period preceding the Termination Date (“Garden Leave Payments”). Any Garden Leave

Exhibit A-2

Payments paid to the Recipient pursuant to this Massachusetts supplement may be reduced based on consideration of the Fair Market Value (as defined in the Plan) of the incentive compensation provided pursuant to the Award Agreement and determined in good faith by the Company as of the Termination Date or by (or may reduce and not be in addition to) any severance or separation pay that the Recipient is otherwise entitled to receive from the Company pursuant to an agreement, plan, or otherwise;
(i)
Section 1(m)(ii) of the Award Agreement shall not exceed 12 months following the Termination Date, unless the Recipient has breached his or her fiduciary duty to the Company or the Recipient has unlawfully taken, physically or electronically, property belonging to the Company, in which case Section 1(m)(ii) of the Award Agreement may not exceed 2 years from the Termination Date;
(j)
The Company, in its sole discretion, may elect at any time prior to the Termination Date, or on such later date to the extent permitted by applicable law, to waive the restrictions set forth in Section 1(m)(ii) of the Award Agreement, upon which such waiver shall automatically terminate the Company’s obligations to compensate the Recipient under Section (b) of this Massachusetts supplement. In such event, the Recipient shall have no further obligations under Section 1(m)(ii) of the Award Agreement. Such waiver shall be in writing and shall have no effect on the Recipient’s obligations under any other restrictive covenant provided in the Award Agreement, which shall continue in full force and effect in all respects. The Recipient acknowledges and agrees that nothing in this Section (c) gives the Recipient an election as to compliance with Section 1(m)(ii) of the Award Agreement;
(k)
For purposes of enforcement of Section 1(m)(ii) of the Award Agreement (and no other provision of the Award Agreement or the Plan), “Cause” shall include any good faith determination by the Company that the Recipient has significantly underperformed in providing services to the Company or engaged in conduct or behavior that violates any policy of the Company or is detrimental to the Company or its reputation;
(l)
The Recipient acknowledges and agrees that the benefits provided by the Award Agreement and the Garden Leave Payments (where applicable) constitute sufficient mutually agreed-upon consideration for the obligations under Section 1(m)(ii) of the Award Agreement; and
(m)
The Recipient’s agreement to the non-competition covenant in Section 1(m)(ii) of the Award Agreement shall be effective upon the later of the Recipient’s (i) acceptance of the RSUs or (ii) the date that is 10 business days after the Recipient was provided with notice the non-competition covenant in Section 1(m)(ii) of the Award Agreement.

NEVADA

If the Recipient is primarily a resident of, or primarily provides services in, Nevada on (i) the Date of Grant or (ii) the Termination Date:

(n)
Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date:

Exhibit A-3

(i)
in territories in which the Company has not established customer contracts or goodwill or undertaken concrete steps to establish operations; or
(ii)
to prevent the Recipient from providing services to a former customer or client of the Company so long as (1) the Recipient did not solicit the former customer or client, (2) the customer or client voluntarily left and sought the Recipient’s services and (3) the Recipient has otherwise complied with the provisions of Section 1(m)(ii) of the Award Agreement with respect to time, geographic area and scope of restrained activity.
(o)
If the Recipient’s termination of employment with the Company was part of a reduction of force, reorganization or similar restructuring of the Company, Section 1(m)(ii) of the Award Agreement shall only apply during the period of time which the Company pays the Recipient’s salary, benefits or equivalent compensation, including severance pay, if any.

OREGON

If the Recipient is primarily a resident of, or primarily provides services in, Oregon on (i) the Date of Grant or (ii) the Termination Date:

(p)
Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date, unless:
(iii)
the RSUs were granted in connection with either (A) a written employment offer that provided, at least two (2) weeks’ notice before the first day of employment, that the Recipient’s entrance into the non-competition obligations under Section 1(m)(ii) of the Award Agreement were required or (B) the Recipient’s subsequent bona fide advancement; and
(iv)
the Recipient’s total annual compensation, including commissions, as of the Termination Date, exceeds $113,241 (which is the threshold amount for 2024 and subject to annual adjustments for inflation based on adjustments to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the US Department of Labor), unless the Company provides the Recipient compensation during the 12-month period following the Termination Date, in which Section 1(m)(ii) of the Award Agreement applies, in an amount equal to the greater of 50% of the Recipient’s annual gross base salary and commissions as of the Termination Date or 50% of $113,241 (which is the threshold amount for 2024 and subject to annual adjustments pursuant to Oregon law as described in this provision) during the 12-month period following the Termination Date.
(q)
The Company shall provide the Recipient a signed copy of the Award Agreement within 30 days following the Termination Date.
(r)
Section 1(m)(ii) of the Award Agreement shall not apply for more than 12 months after the Termination Date.

Exhibit A-4

PUERTO RICO

If the Recipient is primarily a resident of, or primarily provides services in, Puerto Rico on (i) the Date of Grant or (ii) the Termination Date, Section 1(m)(ii) of the Award Agreement shall not apply for more than one year after the Termination Date.

RHODE ISLAND

If the Recipient is primarily a resident of, or primarily provides services in, Rhode Island on (i) the Date of Grant or (ii) the Termination Date, Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date, if the Recipient’s average annual earnings (as defined by Rhode Island law) are less than, or equal to, 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

UTAH

If the Recipient is primarily a resident of, or primarily provides services in, Utah on (i) the Date of Grant or (ii) the Termination Date, Section 1(m)(ii) of the Award Agreement shall not apply for more than one year after the Termination Date.

WASHINGTON (STATE)

If the Recipient is primarily a resident of, or primarily provides services in, Washington on (i) the Date of Grant or (ii) the Termination Date:

(s)
Unless the Recipient’s annualized “earnings” (as defined by Washington law) from the Company exceed $120,560 per year (which is the threshold amount for 2024 and subject to annual adjustments pursuant to Washington law), Section 1(m)(ii) of the Award Agreement shall not apply after the Termination Date;
(t)
If the Recipient’s termination of employment with the Company is a result of a layoff, should the Company choose to enforce the provisions of Section 1(m)(ii) of the Award Agreement, then after the Termination Date, the Company shall pay the Recipient compensation equivalent to the Recipient’s base salary as of the Termination Date, minus any severance or other compensation paid by the Company and any compensation the Recipient earns through subsequent non-competitive employment during the 12-month period following the Termination Date; and
(u)
Section 1(m)(ii) of the Award Agreement shall not apply for more than eighteen months after the Termination Date.

Exhibit A-5

ANNEX 1 TO EXHIBIT A

Notice to Colorado Recipients

The Radius Recycling, Inc. Restricted Stock Unit Award Agreement (the “Award Agreement”) offered by Radius Recycling, Inc. (the “Company”) to you on [Date] contains a non-competition covenant in Section 1(m)(ii) of the Award Agreement (including Exhibit A attached thereto), which could restrict your options for subsequent employment following the date of your termination of employment with the Company.

Please sign the acknowledgement where indicated below, and return the signed copy to the Company.

Date:	[Name]